Alltrista  Corporation       News
5875  Castle  Creek  Parkway,  North  Drive,  Suite  440
Indianapolis, Indiana 46250-4330



  ALLTRISTA CORPORATION LAUNCHES EXPANSION DRIVE; WILL ACQUIRE TRIANGLE PLASTICS
                                      INC.
ACQUISITION PLACES ALLTRISTA AS LARGEST INDUSTRIAL THERMOFORMER IN NORTH AMERICA


INDIANAPOLIS, March 15, 1999-Alltrista Corporation, a manufacturer of plastic and metal products, today took the first major step in its previously announced expansion drive by signing a definitive agreement to acquire for $148 million the assets of Triangle Plastics Inc., and those of its wholly owned subsidiary, TriEnda Corporation. The seller is retaining an undisclosed amount of debt.
     Triangle Plastics is the country's leading industrial plastics thermoformer with 1998 sales of $114 million, five production facilities and a technical center, employing approximately 1,100 people.
     The business will be operated under Alltrista's plastic products group and will join its current thermoforming operations, creating the largest industrial thermoformer in North America and providing a platform for additional acquisitions in thermoforming and material handling. Thermoforming softens a rigid plastic sheet under heat and molds it into a finished part.
     Thomas B. Clark, Alltrista's president and chief executive officer, indicated that the move was consistent with the corporation's strategy to be a leader in all businesses in which it participates. "Triangle Plastics is a key step in achieving our goal to grow our company to $500 million in sales with $50 million in operating earnings by the year 2002," said Mr. Clark. "To meet this goal we must grow by 15 percent annually, and the Triangle Plastics business fits that criteria. Triangle has a meaningful size and a strong management team, plus we are buying a business and a technology with which we are very familiar.
     "The acquisition will contribute to Alltrista earnings in 1999." He said Triangle has achieved substantial growth in recent years and, most importantly, has significant growth opportunities in each of the markets it serves. "Triangle Plastics is known for its high-quality products, exceptional value-added services, state-of-the art facilities and for high-design-content products."
     Triangle Plastics Inc. founder and chairman, James L. Blin, said, "The acquisition presents a unique opportunity for two strong organizations to combine their common vision of aggressive growth. The new relationship will benefit customers from both corporations and it provides an exciting opportunity for existing employees."
     The company's Triangle division manufactures heavy gauge industrial thermoformed parts for original equipment manufacturers in a variety of industries, including the heavy trucking, agricultural, portable toilet, recreational and construction markets. Facilities for the division are in Oelwein and Winthrop, Iowa; Cookeville, Tenn. and Auburndale, Fla. The division's technical center is located in Independence, Iowa.
     The TriEnda operation, which has a manufacturing facility in Portage, Wis., is a leading domestic and international supplier of plastic thermoformed products for material handling applications, producing both proprietary and custom pallets, bulk packs and dunnage. Major markets served include automotive, the United States Postal Service, grocery, printing, textile, chemical and pharmaceuticals.
     "In recent years, plastics have experienced strong growth as they steadily displace wood and corrugate packaging and pallets because of their light weight, durability, flexibility of design and recyclability," Mr. Clark said. "More than 500 million pallets are produced annually in the United States, with worldwide demand at 1.5 billion per year, and plastic pallets account for only four to six percent of the current market in the U.S.; we are at an early point of plastics penetrating this market, therefore growth opportunities should be significant."
     Approximately 42 percent of Alltrista's $244 million in 1998 sales came from its plastics group, which produces thermoformed, injection molded and coextruded sheet products. The company, through its metals group, is also the leading supplier of home canning products, under the Ball and Kerr brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and Royal Canadian Mints.
                                      -end-




Note:  This news release may contain forward-looking statements as encouraged by
the  Private  Securities  Litigation  Reform  Act  of  1995.   Forward-looking
statements are necessarily projections which are subject to change upon the occurrence of certain events which may affect the business, many of which are set forth in the company's 8-K report filed with the Securities and Exchange
Commission  on  June  10,  1997.











3/99-Contact Larry Miller, 317.577.5015, nights at 765.286.5856 or e-mail lmiller@alltrista.com